U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

Suttman II                           Robert              J.
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   (Last)                           (First)             (Middle)

c/o Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive Suite 210
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                                    (Street)

Dayton                               Ohio                 45459
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Williams Controls, Inc. - WMCO


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     4/03


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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          1/31/03        S               129,800      D     $0.30/sh  605,102*       I         **
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Common Stock                                         V                                             7,330        D
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
     If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                      10.
                                                                                                           9.         Owner-
                                                                                                           Number     ship
                                                                                                           of         Form
                   2.                                                                                      Deriv-     of
                   Conver-                    5.                             7.                            ative      Deriv-  11.
                   sion                       Number of                      Title and Amount              Secur-     ative   Nature
                   or                         Derivative    6.               of Underlying         8.      ities      Secur-  of
                   Exer-              4.      Securities    Date             Securities            Price   Bene-      ity:    In-
                   cise     3.        Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)      of      ficially   Direct  direct
                   Price    Trans-    action  or Disposed   Expiration Date  ----------------      Deriv-  Owned      (D) or  Bene-
1.                 of       action    Code    of(D)         (Month/Day/Year)               Amount  ative   at End     In-     ficial
Title of           Deriv-   Date      (Instr. (Instr. 3,    ----------------               or      Secur-  of         direct  Owner-
Derivative         ative    (Month/   8)      4 and 5)      Date     Expira-               Number  ity     Month      (I)     ship
Security           Secur-   Day/      ------   ------------ Exer-    tion                  of      (Instr. (Instr.    (Instr.(Instr.
(Instr. 3)         ity      Year)     Code V  (A)  (D)      cisable  Date    Title         Shares  5)      4)         4)      4)
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

Series A-1 Con
Pfd Stock          $0.66   1/31/03    J***   0  151,515     4/17/98   N/A    Common Stock  2,121,212                  I       **
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Warrants $2.38     $2.38              V      0     0        3/31/00 4/20/03  Common Stock     0****                  I        **
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Warrants $1.38     $1.38              V      0     0        3/01/01 3/01/04  Common Stock    862,500                  I       **
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Warrants $1.38     $1.38              V      0     0        3/01/01 3/01/04  Common Stock     25,000                  D
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Series A
Warrants           $3.13              V      0     0        7/22/99 7/22/04  Common Stock     38,181       3,046,893  I       **
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
Explanation of Responses:
* The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
**   General Partner or Principal of Investment Manager.
*** On January 31, 2003, an investment advisory client of the Reporting Person terminated the services of the Reporting Person.
**** On April 20, 2003, the $2.38 warrants exercisable on April 20, 2003 expired and were not exercised.

/s/ Robert J. Suttman II                                 April 22, 2003
---------------------------------------------            -----------------------
       Signature of Reporting Person                             Date


       Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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